Exhibit 5.19

[Arthur Cox Letterhead]

24 June 2011

Private and Confidential

To:	Tomkins, Inc.

1551 Wewatta Street

Denver

CO 20202

Tomkins, LLC

1551 Wewatta Street

Denver

CO 20202

Re:	Registration Statement in respect of the Notes

Dear Sirs,

We act as special counsel to Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly, Tomkins, LLC) (together, the “Issuers”) and Schrader Electronics Limited, a company incorporated in Northern Ireland with registration number NI 025720 (the “Company”), in connection with a registration statement on Form F-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission (the “Commission”) on 24 June, 2011 (the “Registration Statement”) relating to $1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Notes”) issued by the Issuers and the guarantees of the Notes (the “Guarantees”) by the Company under an Indenture dated as of September 29, 2010, as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011, the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, the “Indenture”) entered into among the Issuers, the Guarantors named therein (including the Company), and Wilmington Trust FSB, as trustee (the “Trustee”) and collateral agent.

We are giving this opinion for the sole purpose of filing of the Registration Statement. We give this opinion on the basis and subject to the comments, assumptions and qualifications set out below.

1.	Basis of Opinion

1A	This opinion is furnished to and may be relied upon by you for your own benefit in connection with the filing of the Registration Statement and may not be relied

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upon or used by any other person or entity without our prior written consent. This opinion may, however, be relied upon by Latham & Watkins LLP in the issuance of its opinion letter in connection with the filing of the Registration Statement, and any amendments thereto, including any post-effective amendments to be filed by the Issuers. This opinion may not be transmitted, referred to, quoted from, circulated, copied, filed with, disseminated or disclosed by or to any other person or entity for any purposes without our prior written consent, provided however that a copy of this opinion may be provided to the Commission as an exhibit to the Registration Statement.

1B	This opinion is confined to and given in all respects with respect to Northern Irish law in force as at the date hereof as currently applied by the Northern Irish courts (excluding any foreign law to which reference may be made under the rules of the private international law of the United Kingdom). In particular, we express no opinion on the laws of New York or on European Community law as it affects any jurisdiction other than Northern Ireland or any matter of fact. We express no opinion as to the effect of events occurring, circumstances arising or changes of law becoming effective or occurring, after today’s date on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

1C	This opinion is also strictly confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

1D	For the purpose of giving this opinion, we have examined the following executed documents (the “Documents”) which term shall mean all or any such documents as appropriate:

(i)	an emailed copy of the Indenture, whereby the Company became a party to the Indenture as a New Guarantor;

(ii)	an emailed copy of the Registration Statement;

(iii)	an emailed copy of a power of attorney dated 15 November 2010 appointing the persons named therein (each an “Attorney”) to act individually as the Company’s attorneys (the “Power of Attorney”);

(iv)	copies of the certificate of incorporation, certificate of incorporation on change of name (if any) and the memorandum and articles of association of the Company;

(v)	an emailed copy of an officer’s certificate dated 18 November 2010 (the “Officer’s Certificate”) of the Company containing confirmations of various matters relating to the Company and, inter alia:

(a)	an emailed copy of a written shareholder resolution dated 17 November 2010 of the Company approving the terms of, the transactions contemplated by and the entry into the Indenture and amending the Company’s Articles of Association; and

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(b)	an emailed copy of a written resolution of all the directors of the Company dated 15 November 2010, inter alia, approving the terms of, and the transactions contemplated by the Indenture, and we would stress that for the purpose of issuing this opinion we have placed particular reliance upon the statements and representations and warranties as to factual matters contained in or made pursuant to each of the above mentioned Documents but we express no opinion as to whether any such statements or representations and warranties are true or accurate.

1E	For the purpose of giving this opinion, we have inspected the following search reports:

(i)	on 23 June 2011 on the file of the Company maintained by the Registrar of Companies in Belfast for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, administrator or liquidator;

(ii)	on 23 June 2011 in the Chancery Office of the High Court in Belfast, Northern Ireland for any proceedings or petitions filed in the last two years against the Company;

(iii)	on 23 June 2011 in the Enforcement of Judgments Office in Belfast, Northern Ireland for unsatisfied judgments, orders, decrees and the like in relation to the Company.

1F	We have not conducted any other searches whatsoever in relation to the Company whether relating to land, property or other assets or otherwise nor have we carried out any due diligence or made any further enquiries and accordingly, this opinion is given on the assumption that such searches, due diligence or enquiries (if made) would not reveal any circumstances which would require amendment of this opinion. Furthermore, one cannot rely entirely on the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1E above. This is because such searches do not necessarily contain completely up-to-date information and do not necessarily reveal whether or not a resolution has been passed or petition presented or any other action taken for the winding up of, or the appointment of a receiver or administrator of or to the Company.

2.	Assumptions

For the purpose of giving this opinion we have made the following assumptions (without any responsibility on our part if any assumption proves to be untrue or incorrect) which we have taken no steps to verify independently.

(i)	All Documents submitted to us as originals are authentic, accurate and complete as at the date hereof.

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(ii)	All Documents supplied to us as photocopies, facsimile transmitted copies, email transmitted copies or other copies conform to the originals and such originals are authentic, accurate and complete as at the date hereof and the original (if applicable) was executed in the manner appearing on the copy and also the Documents are in identical form to the final drafts submitted to, or by, us.

(iii)	The genuineness, completeness and authenticity of all signatures and seals on all original and copy documents which we have examined and the Documents have been delivered by the relevant parties and are not subject to any escrow or other similar arrangement.

(iv)	That the person or persons who executed the Indenture on behalf of the Company (or attested the affixing of the seal) are the person(s) who were authorised to do so by the relevant board resolutions and that any seal affixed to same by such Company is genuine.

(v)	The Documents contain all relevant information which is material for the purposes of our opinion and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter.

(vi)	The truth, completeness and accuracy of all statements as to factual matters contained in the Documents at the time they were made and all times thereafter.

(vii)	That the copies produced to us of extracts of minutes of meetings of the Company and/or of resolutions of the Company are true copies and correctly record the proceedings at such meetings and/or the subject matter which they purport to record; and that any meetings referred to in such copies were duly convened and held and quorate, that those directors present at any such meetings were entitled to attend and vote and acted bona fide throughout and declared their interest as directors pursuant to Section 177 and Section 182 of the Companies Act 2006 and that all directors present at meetings of the board of directors of the Company approving the Indenture were duly appointed and had not resigned or been removed from office and that all resolutions set out in such copies were duly passed and that no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof.

(viii)

The Indenture has been entered into for bona fide commercial reasons for the purpose of legitimately carrying on its business and on arms length terms by the Company and the Company has received adequate commercial benefit as a result of entering into the Indenture and will continue to receive adequate commercial benefit for the duration of same (such commercial benefit being available to the Company in its own right and not merely by reference to benefit generally among the group of companies of which the Company is part), and the directors of the

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Company considered in detail the commercial justification for the execution and delivery of the Indenture, the commercial benefit which would be received by the Company and the matters set out in Section 172(1) of the Companies Act 2006, and the directors of the Company in good faith reasonably concluded that such Company would receive adequate commercial benefit as a result of entering into the same and to do so was commercially justified. These are matters of fact on which we express no opinion.

(ix)	The Company is able to pay its debts (within the meaning of Article 103 of the Insolvency (Northern Ireland) Order 1989) or any analogous legislation in any relevant jurisdiction at the time of entering into the Indenture and will not become unable to pay its debts in consequence of doing so.

(x)	Save for any matters revealed by the searches referred to at paragraph 1E of this letter, the Company has not passed a resolution for its winding up and no proceedings have been instituted or steps taken for the winding up of the Company or for the appointment of an administrator or a receiver in respect of all or any assets of such Company.

(xi)	The accuracy and completeness of the information disclosed in the searches referred to in paragraph 1E above and that such information has not since the time of such search or enquiry been altered and that all matters which should be registered with Companies Registry at the date of this opinion have been duly registered against the Company and appear on the searches referred to at 1E (i) above. In this connection, it should be noted that searches at the Companies Registry in Belfast will not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding up of, or the appointment of a receiver, a liquidator, an administrator or an administrative receiver of the Company. Further, the searches referred to at 1E(ii) and (iii) are not conclusively capable of revealing whether or not a winding up petition has been presented, since there is a delay between the presentation of a petition and the date when details of the petition are entered on the relevant records.

(xii)	The business which the Company actually carries on is within the terms of its Memorandum and Articles of Association.

(xiii)	None of the directors or the secretary of the Company is a person who is disqualified from acting as a director or from managing companies pursuant to the provisions of the Companies (Northern Ireland) Order 1989 or the Company Directors Disqualification (Northern Ireland) Order 2002.

(xiv)	The Company is not in arrears with any filings required to be made with Companies Registry in Belfast including, without limitation, the filing of the special resolutions referred to in paragraph 1D above, the filing of notification of the appointment of its directors and secretary and of its annual returns and that the names of the directors, secretary and shareholders of the Company contained in the searches referred to at paragraph 1E (i) are correct and complete.

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(xv)	The written resolutions referred to at paragraph 1D have been duly signed for and on behalf of the corporate shareholder (other than those corporate shareholders incorporated in Northern Ireland).

(xvi)	The Indenture has been validly executed by the Company in accordance with the laws of the State of New York (being the governing law of the Indenture).

(xvii)	The Power of Attorney has not been revoked and remains in full force and effect.

3.	Qualifications

The opinion set out below is subject to the qualifications set out below.

(i)	We have not carried out any investigation or due diligence whatsoever in relation to the Company save as set out in paragraphs 1D and 1E above and this opinion is expressly given upon the terms that no further document is to be examined by us, that no further investigation or due diligence in respect of any matter which may appear on the files of the Company at Companies Registry in Belfast after the date of the above search or which may have appeared on the files of the Company prior to the date of the above search but was not available for actual inspection by us as of such date is required of us by you.

4.	Opinion

On the basis of and subject to the assumptions and qualifications set out above, we are of the opinion that:

Status, capacity and authority

4A	The Company is a limited liability company and is duly incorporated under the laws of Northern Ireland with power and authority to own its own assets and conduct its business.

4B	The Company has the necessary corporate capacity under its Memorandum and Articles of Association to execute and deliver the Indenture and to perform its obligations under the Indenture. The execution and performance by the Company of the Indenture does not cause any constitutional limit on the Company or on the powers of the board to be exceeded.

4C	All necessary corporate action required on the part of the Company to authorise the execution of the Indenture and the performance by the Company of its obligations under the Indenture have been taken.

Execution

4D	Based solely on the confirmations in the Officer’s Certificate, the board resolutions referred to in paragraph 1D above and the Power of Attorney, the Indenture has been duly signed for and on behalf of the Company.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

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